Contact:	Marc Panoff Chief Financial Officer (201) 592-6451 marcpanoff@neurologix.net

NEUROLOGIX TO PRESENT AT SACHS ASSOCIATES’

6th ANNUAL NORTH AMERICA FORUM

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Live Webcast of Company’s Presentation Available on Website

Fort Lee, New Jersey (March 9, 2007) - Neurologix, Inc. (OTCBB: NRGX), a biotech company engaged in the development of innovative gene therapies for the brain and central nervous system, today announced that John E. Mordock, president and chief executive officer of the Company, will present at the Sachs Associates’ 6th Annual North America Forum to be held March 12, 2007, in Boston, Massachusetts.

The Company also announced that a live broadcast of its conference presentation will be available on Monday, March 12, 2007, 11:10 a.m. Eastern Time. To access the broadcast, listeners should go to the Company’s website, www.neurologix.net, approximately 15 minutes prior to the event to register and download any necessary software, Microsoft Media Player or RealPlayer. For those unable to listen to the live broadcast, a replay will be available for 30 days on the Company’s website.

About Neurologix

Neurologix, Inc. is a development-stage company engaged in the research and development of proprietary treatments for disorders of the brain and central nervous system utilizing gene therapies. The Company’s initial development efforts are focused on gene therapy for treating Parkinson’s disease, epilepsy and Huntington’s disease. Neurologix’s core technology, “NLX,” is currently being tested in a Company-sponsored Phase I human clinical trial to treat Parkinson’s disease.

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